As filed with the Securities and Exchange Commission
                         on July 17, 1997

                                     Registration No. 333-_______
=================================================================

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          -------------
                            FORM S-3
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -------------



                    U.S. LONG DISTANCE CORP.
     (Exact name of Registrant as specified in its charter)

     Delaware                              74-2522103
(State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)       Identification No.)

                    9311 San Pedro, Suite 100
                    San Antonio, Texas 78216
                         (210) 525-9009
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       W. AUDIE LONG, ESQ.
             Senior Vice President - General Counsel
                    U.S. LONG DISTANCE CORP.
                    9311 San Pedro, Suite 100
                       San Antonio, Texas
                         (210) 525-9009
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)

                            Copy to:
                     JOSEPH A. HOFFMAN, ESQ.
                         Arter & Hadden
                  1717 Main Street, Suite 4100
                    Dallas, Texas 75201-4605
                         (214) 761-4779


Approximate date of commencement of proposed sale to the public:
         As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE


=======================================================================================================================
                                                          Proposed                 Proposed
  Title of Each Class of           Amount to be        Maximum Offering         Maximum Aggregate       Amount of
Securities to be Registered        Registered(1)       Price Per Share(1)       Offering Price(1)   Registration Fee(2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock
  $.01 par value...............    163,133 shares           $16.75              $2,732,477.70            $828.02
=======================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices of the Common Stock on the Nasdaq Stock Market's National Market on
     July 14, 1997, in accordance with Rule 457(c).
(2) Relates only to 163,133 shares registered hereby and does not include the amount of the registration fee paid in connection with the 288,000 shares previously registered by the Registration Statement on Form S-3, Registration No. 333-22213,
     (133,000 share of which are hereby deregistered) and 225,000 shares previously registered by the Registration Statement on Form S-3, Registration No. 333-25149.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT SHALL ALSO CONSTITUTE A COMBINED PROSPECTUS PURSUANT TO RULE 429 UNDER
THE SECURITIES ACT OF 1933 FOR THAT REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-22213) DECLARED EFFECTIVE BY THE COMMISSION ON MARCH 6, 1997, AS HEREBY AMENDED TO DEREGISTER 133,000 OF THE 288,000 SHARES OF COMMON STOCK REGISTERED FOR SALE THEREBY, AND
THAT REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-25149) DECLARED EFFECTIVE BY THE COMMISSION ON APRIL 24, 1997.
=====================================================================

                      CROSS REFERENCE SHEET

             Pursuant to Regulation S-K, Item 501(b)
 Showing Location of Information Required by Items of Form S-3


          Item of Form S-3              Prospectus Caption or Location
---------------------------------       ------------------------------

1.   Forepart of the Registration       Forepart of the Registration
     Statement and Outside Front        Statement; Facing Page; Cross
     Cover Pages of Prospectus          Reference Sheet; Outside Front
                                        Cover Page of Prospectus

2.   Inside Front and Outside           Inside Front and Outside Back Cover
     Back Cover Pages of                Pages of Prospectus; Available
     Prospectus                         Information; Incorporation of Certain
                                        Documents by Reference; Table of
                                        Contents


3.   Summary Information, Risk          Prospectus Summary; Risk Factors; The
     Factors and Ratio of Earnings      Company
     to Fixed Charges


4.   Use of Proceeds                    Use of Proceeds

5.   Determination of Offering          Not Applicable
     Price

6.   Dilution                           Dilution

7.   Selling Security Holders           Selling Stockholders; Plan of
                                        Distribution

8.   Plan of Distribution               Outside Front Cover Page of
                                        Prospectus; Plan of Distribution

9.   Description of Securities to       Description of Capital Stock
     be Registered

10.  Interests of Named Experts         Not Applicable
     and Counsel

11.  Material Changes                   Not Applicable


12.  Incorporation of Certain           Incorporation of Certain Documents
     Information by Reference           by Reference

13.  Disclosure of Commission           Not Applicable
     Position on Indemnification
     for Securities Act Liabilities

           SUBJECT TO COMPLETION - DATED JULY 17, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


PROSPECTUS

                         543,133 Shares
                    U.S. LONG DISTANCE CORP.
                          Common Stock


     The 543,133 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of U.S. Long Distance Corp. (the "Company") to which this Prospectus relates are being offered on behalf of and for the account of certain stockholders (the "Selling Stockholders") of the Company. The Company anticipates that the Shares will be offered for sale until the earlier of (i) the sale of all of the Shares, or (ii) the one-year anniversary of the issuance of the Shares after the effectiveness of this Registration Statement. The Company has agreed to pay all expenses of registration in connection with this offering, but will not receive any of the proceeds from the sale of the Shares being offered hereby. All fees and disbursements of counsel for each of the Selling Stockholders, and all brokerage commissions and other similar expenses incurred by such Selling Stockholders will be borne by such Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Use of Proceeds," "Plan of Distribution" and "Selling Stockholders."

     The Common Stock is included in the Nasdaq Stock Market's
National Market (the "Nasdaq National Market") under the symbol
"USLD." On July 14, 1997, the last reported sales price for the Common Stock was $16.75 per share.

     This offering of the Shares is currently not being underwritten. However, the Selling Stockholders, brokers, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Although neither the Company nor the Selling Stockholders have entered into any arrangement or underwriting agreement with any broker-dealer or agent, the Shares being offered hereby, when sales thereof are made, may be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares in the Nasdaq National Market or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sale or at negotiated prices.

     If and to the extent required, the specific number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN
MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS
                       A CRIMINAL OFFENSE.

                      _______________, 1997

                      AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such materials also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

     The Common Stock is listed on the Nasdaq National Market, and reports and other information concerning the Company may be inspected and copied at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission Registration Statements on Form S-3 under the Securities Act with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statements. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statements and their respective exhibits and schedules. The Registration Statements may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The mark "U.S. Long Distance Corp. and Design" appearing on the front and back cover pages of this Prospectus is a federally registered service mark of U.S. Long Distance Corp. The mark "U.S. Long Distance" is a federally registered service mark of U.S. Long Distance, Inc., a wholly owned subsidiary of U.S. Long Distance Corp.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, (ii) the Company's Proxy Statement for the Annual Meeting of Stockholders held February 25, 1997, and (iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997.

     All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in a subsequently filed document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to U.S. Long Distance Corp., 9311 San Pedro, Suite 100, San Antonio, Texas 78216,
Attention: Investor Relations (210) 525-9009.

                       PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN
THE DOCUMENTS INCORPORATED BY REFERENCE.


                           THE COMPANY

General
-------

     U.S. Long Distance Corp. (the "Company") is a fully-integrated long distance communications company offering an integrated group of communication services, including direct dial long distance, operator and local services, prepaid calling cards, travel cards, data transmission and calling center services.

     On July 10, 1996, the Company's Board of Directors approved a plan to spin off the Company's commercial billing clearinghouse and information management services business ("Billing Group Business") as a separate public company (the "Distribution"). To effect the spin-off, the Board approved the distribution of the outstanding shares of common stock of its wholly owned subsidiary that owned and operated the Billing Group Business, Billing Information Concepts Corp. ("Billing"), to its stockholders. The Distribution was tax-free for federal income tax purposes to the stockholders of the Company, and the Company will not recognize income, gain or loss as a result of the Distribution, except for direct spin-off costs. The Distribution was completed on August 2, 1996.

Direct Dial Long Distance Services
----------------------------------

     The Company is a full-service long distance carrier currently providing direct dial long distance services to small and medium-sized commercial customers and, to a lesser extent, residential customer accounts. The Company began offering direct dial long distance services following its entry into the direct dial long distance business in August 1991 through the acquisition of three related direct dial long distance companies in Texas. The Company focuses its direct sales efforts in the West Coast, Pacific Northwest, Southwest and Southeast regions of the United States to take advantage of network efficiencies. In addition to its basic "one-plus" service, the Company provides inbound 800/888 service, travel and prepaid calling card services, private line services, data transmission services, wholesale carrier services and other customer-specific products.

Operator Services
-----------------

     The Company provides operator assisted services for private pay telephones, hotels, motels, university dormitories and hospitals. The Company's operator services are accessed when calls requiring operator assistance and/or alternate billing options are placed from customer locations. Such services involve the use of live and automated operators to receive, validate and complete the calls. The Company processes collect, third-party, person-to-person and calling card calls and, generally, shares a percentage of call revenues with its customers.

Local Services
--------------

     Beginning in February 1997, the Company initiated local telephone services on a resale basis. The Company currently provides local telephone services to over 6,000 lines. The vast majority of these lines are pay telephone lines located in Southwestern Bell Telephone Company ("Southwestern Bell") exchanges within the State of Texas.

                          THE OFFERING

Common Stock Offered by the
Selling Stockholders.................   543,133 shares

Percent of Outstanding Common
Stock of the Company held by
the Selling Stockholders.............   3.7%(1)

Nasdaq National Market Symbol........   USLD

Use of Proceeds.......................  The Company will not receive any of the
                                        proceeds from the sale of
                                        the Shares being offered
                                        hereby
_______________
(1) Percentage indicated is based upon 16,038,427 shares of Common Stock outstanding as of July 14, 1997.

                          RISK FACTORS

     OTHER THAN HISTORICAL AND FACTUAL STATEMENTS, THE MATTERS AND ITEMS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS COULD CONTRIBUTE TO SUCH DIFFERENCES. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND CAUTIONARY STATEMENTS IN DETERMINING WHETHER TO PURCHASE SHARES OF COMMON STOCK IN THE OFFERING MADE HEREBY.
ALL FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

     GOVERNMENT REGULATION; PROPOSED ACTIONS. The Company's activities are subject to the regulations of the Federal Communications Commission (the "FCC") and the public utility commissions of the various states in which the Company operates. These regulatory agencies are governed by respective federal or state legislation, and therefore, any change or modification to such regulation or legislation can result in positive or negative effects upon the Company. State and federal regulatory actions have had, and are expected to continue to have, both positive and negative effects upon the Company. Decisions by the state or federal legislative or regulatory bodies with respect to the permissible business activities or pricing practices of the Company's dominant competitors, such as American Telephone and Telegraph Company ("AT&T") and the seven Regional Bell Operating Companies ("RBOCs"), also may have an adverse impact on the Company's operations. Moreover, any significant change in regulations by federal or state governmental agencies could significantly increase the Company's costs or otherwise have an adverse effect on the Company's activities and on its expansion efforts.

     ACQUISITION PROGRAM. The Company is actively engaged in an acquisition program, focusing primarily on acquisitions in the direct dial long distance industry. One or more of such acquisitions could result in a substantial change in the Company's operations and financial condition. The success of the Company's acquisition program will depend upon, among other things, the availability of acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. No assurance can be given that the Company will succeed in consummating any additional acquisitions or that the Company will be able to successfully integrate and manage any acquisitions. While the Company has, from time to time, had discussions with direct dial long distance companies, other than as described in the documents incorporated herein by reference, the Company has no pending negotiations or agreements for any acquisitions at the date of this Prospectus.

     As consideration for any acquisitions, in addition to or in lieu of the payment of cash, the Company may issue Common Stock, preferred stock, convertible debt or other securities that could result in substantial dilution of the percentage ownership of public stockholders. The Company does not intend to seek stockholder approval for any such acquisitions or security issuances unless required by applicable law or regulations. See "Description of Capital Stock."

     TECHNOLOGICAL CHANGE AND NEW SERVICES. The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer on a timely basis market responsive services that meet these evolving industry standards. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

     DEPENDENCE UPON THIRD PARTY TRANSMISSION FACILITIES. The Company currently owns only a portion of the transmission facilities needed to complete long distance and local telephone calls and does not own any transmission facilities for the local services it renders. Therefore, the Company's operator, direct dial long distance and local services telephone businesses are dependent upon contractual arrangements, both long and short-term, with facilities-based carriers for the transmission of calls.
While the Company believes that it has ample access to transmission facilities at competitive rates and expects to continue to have such access in the foreseeable future, this ongoing availability cannot be assured.

     SERVICE INTERRUPTIONS; EQUIPMENT FAILURES. The Company's business requires that transmission and switching facilities and other equipment be operational 24 hours per day, 365 days per year. Telecommunications companies such as the Company on occasion may experience temporary service interruptions or equipment failures, in some cases resulting from causes beyond their control. Any such event experienced by the Company would impair the Company's ability to service its customers and could have a material adverse effect on the Company's business.

     INCREASED EXPENDITURES FOR ANTICIPATED EXPANSION. To facilitate and support the growth anticipated in its business, the Company is significantly expanding its level of operations, and thus increasing its investments in personnel and facilities. Due to the increases in the Company's overhead and operating expenses resulting from this expansion, the Company's operating results may be adversely affected if its revenues remain flat or do not increase to the extent expected.

     SEASONAL VARIATIONS IN REVENUES. Approximately 95% of the Company's direct dial long distance revenues are generated by commercial customers, and accordingly, the Company experiences general decreases in long distance revenues around national holidays when commercial traffic is reduced. The Company typically experiences decreases in operator services revenues in the fall and winter months as pay telephone usage declines due to cold and inclement weather in many parts of the United States. As a result of the seasonal variations discussed above, revenue reported in the Company's first fiscal quarter ending December 31 (which includes Thanksgiving, Christmas and New Year's holidays) historically has been the lowest level of any quarter of the year. Conversely, due to increased traffic from pay telephones during the spring and summer months and a lower concentration of national holidays, the Company historically has experienced its highest revenue levels in the third and fourth quarters of the fiscal year. Because the Company's fixed operating expenses do not decrease during the first quarter, the Company's profitability is also, generally, at its lowest level for any quarter of the year.

     CUSTOMER ATTRITION. The Company believes that a high level of customer attrition is common in the direct dial long distance and operator services industries. Although the Company has not experienced significant attrition in its various businesses, the Company's historical levels of customer attrition may not be indicative of future attrition levels, and there can be no assurance that any steps taken by the Company to counter increased customer attrition would accomplish the Company's objectives. In addition, recent acquisitions and consolidations in the telecommunications industry have resulted in, and may in the future result in, the loss of customers by the Company because of the acquisition of these customers by large companies that have existing contractual relationships with the Company's competitors.

     COMPETITION. The telecommunications industry is intensely competitive and is significantly affected by new service introductions and the market activities of major industry participants. Competition is based upon pricing, customer service, network quality and value-added services. In operator services, the Company competes with AT&T, MCI Telecommunications Corporation ("MCI"), Sprint Incorporated ("Sprint") and approximately 125 other operator services companies across the continental United States. AT&T continues to dominate competition in the direct dial long distance telecommunications market, with other competitors in this business being MCI and Sprint as well as a large number of regional and local providers of long distance services. The local telecommunications market has only recently been opened to competition by virtue of the Telecommunications Act of 1996 (the "Telecommunications Act"). Local carriers who have significant facilities in place will be strongly positioned in terms of their underlying costs, while new providers, such as the Company, will aggressively seek to capture market share in the local services market. Additionally, the Telecommunications Act provides the conditions for RBOCs' entry into the long distance industry. To date, the FCC has not determined that any RBOC has satisfied the conditions set forth in the Telecommunications Act as prerequisites to their entry into the long distance market. The Company cannot determine at what point such a decision might be rendered favorably for an RBOC.

     Some of the Company's competitors have greater name recognition, more extensive transmission networks and greater engineering and marketing capabilities than the Company and have, or have access to, substantially greater financial and personnel resources than those available to the Company. The ability of the Company to compete effectively in the telecommunications industry will depend upon its continued ability to maintain high quality, market driven services at prices generally equal to or below those charged by its competitors. There can be no assurance that the Company will be able to compete successfully with existing or future competitors.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon the sale of all of the Shares of Common Stock offered hereby, and assuming no further issuance of shares of Common Stock by the Company, 16,714,560 shares of Common Stock will be outstanding, substantially all of which will be freely tradeable without restriction (except to the extent owned by affiliates of the Company). In addition to the foregoing, at July 14, 1997, 2,619,994 shares of Common Stock were issuable upon the exercise of outstanding employee and director stock options (of which 627,393 were exercisable on such date) and options exercisable for 446,142 shares of Common Stock and grants for 312,000 shares of Common Stock remained available for grant under the Company's employee and non-employee director stock option plans and restricted stock plans, respectively. Any shares issued upon the exercise of stock options may be freely sold in the public market (except to the extent issued to affiliates of the Company).


     Pursuant to certain telecommunications service agreements, the Company agreed, among other things, to grant certain warrants, exercisable for a period of seven years, to purchase up to an aggregate of 225,000 shares of the Company's Common Stock at an exercise price of $3.24 per share. One half of the shares underlying the warrants (112,500 shares) vested and were exercised, and the remaining one half of such shares (112,500 shares) vest on January 15, 1998. The Company has filed a registration statement (of which this prospectus forms a part) to register for sale with the Commission the number of shares that may be sold by the Selling Stockholders upon the exercise of the warrants.

     Any future sales of substantial amounts of Common Stock in the open market by the Selling Stockholders, by employees or directors exercising stock options, by stockholders or warrantholders whose shares have been registered with the Commission by the Company or by other stockholders may adversely impact the market price of the Common Stock.

         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking statements" within the meaning of the Section 27A of the Securities Act and
Section 21E of the Exchange Act. Specifically, all statements other than statements of historical facts included in this report regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, the operation of the Company's networks, transmission costs, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein ("cautionary statements"). Although the Company believes that the expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

                           THE COMPANY

     OTHER THAN HISTORICAL AND FACTUAL STATEMENTS, THE MATTERS AND ITEMS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT COULD CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN "RISK FACTORS," WITH THE FORWARD-LOOKING STATEMENTS THROUGHOUT THIS PROSPECTUS AND IN "DISCLOSURE'S REGARDING FORWARD-LOOKING STATEMENTS."

GENERAL

     The Company is a fully-integrated communications company. From fiscal 1991 through fiscal 1996, the Company's revenues increased at a compounded annual rate of 60%, totaling $180.3 million for fiscal 1996. Revenues were $101.9 million for the first six months of fiscal 1997. The Company offers an integrated group of communication services including direct dial long distance, operator and local services, prepaid calling cards, data transmission and calling center services.

     The long distance telephone industry has changed significantly since the mandated divestiture by AT&T of its 22 local telephone companies in 1984. Regulations mandating equal access to the existing telecommunications network led to the creation of hundreds of new long distance companies. Competition now pervades across all categories of long distance telephone services, including both domestic and international direct dial long distance telephone services, operator assisted and calling card services and 800/888 specialized in-bound long distance telephone services. With the enactment of the Telecommunications Act, the local telecommunications market has been opened to competition. While AT&T and, to a lesser extent, MCI and Sprint, together dominate the estimated $78 billion long distance telecommunications industry, management believes that a growing share of the market is serviced by smaller long distance companies such as the Company. Industry sources estimate that approximately 80% of the long distance market is shared among AT&T, MCI and Sprint.

     The Telecommunications Act, which was signed into law on February 8, 1996, is the first major overhaul of the telecommunications law since the divestiture of AT&T. This act allows telecommunications providers such as the Company to provide local telephone services. The local telephone service industry is estimated to be a $95 billion industry and is dominated by the RBOCs. The Company currently is authorized to offer local service in 12 states and has certification pending in 11 other states. The Company has signed an interconnection agreement with Southwestern Bell enabling the Company to provide local telephone service to business and residential customers in Southwestern Bell's five-state service area. The Company also has entered into a local resale agreement with BellSouth Telecommunications for their nine-state service territory. The Company began providing local telephone service in February 1997, and at the date hereof provided local services on a resale basis to over 6,000 lines, the vast majority of which were pay telephone lines located in Texas. Additionally, the Telecommunications Act allows the RBOCs to compete in the long distance industry. However, the applicant RBOC first must satisfy a legislative "checklist" that outlines the steps required for an RBOC to open its network to competition on a local basis.

     On July 10, 1996, the Company's Board of Directors approved a plan to spin off the Company's Billing Group Business as a separate public company. To effect the Distribution, the Board approved the distribution of the outstanding shares of common stock of Billing to its stockholders. The Distribution was tax-free for federal income tax purposes to the stockholders of the Company, and the Company will not recognize income, gain or loss as a result of the Distribution, except for direct spin-off costs. The Distribution was completed on August 2, 1996.

DIRECT DIAL LONG DISTANCE SERVICES

General
-------

     The Company is a full-service long distance carrier currently providing direct dial long distance services to small and medium-sized commercial customers and, to a lesser extent, residential customer accounts. The Company was authorized to provide direct dial long distance services to customers in 48 states at March 31, 1997. However, the Company focuses its direct sales efforts in the West Coast, Pacific Northwest, Southwest and Southeast regions of the United States to take advantage of network efficiencies. In addition to its basic "one-plus" service, the Company provides inbound 800/888 service, travel and prepaid calling card services, private line services, data transmission services, wholesale carrier services and other customer-specific products.

     The Company began offering direct dial long distance services following its entry into the direct dial long distance business in August 1991 through the acquisition of three related direct dial long distance companies in Texas. At March 31, 1997, the Company serviced approximately 60,200 commercial and residential customer accounts. The Company carried an average of 124.4 million minutes per month of long distance traffic during the fiscal quarter ended March 31, 1997, as compared to 106.3 million, 62.7 million and 45.7 million during the fiscal quarters ended September 30, 1996, 1995 and 1994, respectively. In the six month period ended
March 31, 1997 and in fiscal year 1996, 1995 and 1994, the Company had $75.1 million, $119.4 million, $84.5 million and $62.8 million, respectively, in direct dial long distance revenues, comprising 74%, 66%, 59% and 53% of total operating revenues in each period, respectively.

Industry Overview
-----------------

     Direct dial long distance revenues industrywide are estimated to be approximately $78 billion in 1996, up from approximately $73 billion in 1995. AT&T, MCI and Sprint dominate the long distance industry. Industry sources estimate that these companies control a combined market share of approximately 80%. These companies offer comprehensive communications services in a wider array of products than other long distance companies and typically target national, multi-state business customers and millions of residential long distance users through national television and media advertising. The Company believes that over 500 smaller long distance companies account for the remaining 20% of the market. These companies typically concentrate on smaller regional and local business customers. Competition in the direct dial long distance industry has historically been based upon price. More recently, the focus has been moving towards customer service, product design and innovation, customized billing capabilities, transmission quality and availability of service.

Sales and Marketing
-------------------

     The Company's direct dial long distance personnel are located throughout the Company's service area and are responsible for marketing to commercial accounts. The Company supervises sales and marketing efforts from its corporate headquarters and utilizes various advertising media to enhance its commercial marketing efforts and to attract and retain residential customers. The Company examines the calling profiles of target markets and designs long distance services that specifically fill certain demands. For example, the Company issues long distance calling cards customized to include a customer's corporate logo and also has customized prepaid calling cards to be used as promotional marketing tools. The Company also markets directly to employees of commercial customers for their residential service. In addition to its own sales force, the Company markets its direct dial long distance services through authorized agents, other carriers and affinity organizations (strategic partnerships).

     The Company currently has an exclusive marketing agreement with Nolan Ryan, formerly a player with the Texas Rangers(REGISTERED) professional baseball team and a potential hall of fame candidate, who acts as the Company's spokesman for its direct dial long distance services and whose picture appears in the Company's advertisements and product literature, including prepaid calling cards.

Operations
----------

     The Company completes calls that are originated when a pre-subscriber customer dials "1" plus the area code and number or when a customer selects the Company's network through dial-up access to reach any domestic or international destination. All long distance calls placed over the Company's network are directed to call designation points by computerized digital network switching equipment operating at one of the Company's switching centers. The switching equipment receives a customer's direct dial call, verifies the caller's billing status and authorization codes, routes the call to the dialed destination, monitors the call's duration and collects other information for billing purposes. The Company's switching equipment selects the most cost-efficient transmission circuit or path available prior to switching and completing each call. The Company employs state-of-the-art digital switching equipment at the Company's switching centers in Houston, Texas; Waco, Texas; Seattle, Washington; and Los Angeles, California. The Company has also purchased a digital switch in Atlanta, Georgia, which it took possession of in January 1997.

     To satisfy increasing or anticipated usage of its long distance network and to ensure that its network is optimally accessible when network demand is heavy, the Company, from time to time, adds circuit capacity at each existing switching center by increasing the number of telecommunications ports and access lines. The Company utilizes state of the art Common Channel Signaling System 7, which is currently operational for virtually all originating and terminating traffic within the Company's markets. This network protocol significantly reduces connect time delays and provides additional technical capabilities and efficiencies for the routing of calls.

Competitive Advantages
----------------------

     The Company competes with AT&T, MCI and Sprint and numerous local, regional and national carriers on the basis of its products and services, competitive pricing and local identity. The Company generally prices its services up to 20% below AT&T, MCI and Sprint comparable service offerings. In addition, by designing long distance products and services that fill specific market needs, the Company enhances its ability to compete with AT&T, MCI and Sprint and others.

     The Company believes that its emphasis on customer service distinguishes the Company from many of its competitors. The Company has taken an integrated team approach to sales and service by increasing the number of sales support representatives in its field offices to maintain responsive service after the sale. The Company has issued notebook computers to the sales force to enhance marketing presentations and automate the customer order entry function. Additionally, the Company implemented a computerized bulletin board service called Advantage Direct, which is similar to the remote access service offered to its operator services customers. This service allows customers to monitor and evaluate calling patterns and volume by department or location. Moreover, in competing with certain regional and local long distance carriers, the Company believes it holds a competitive advantage within its territory because the Company's regional concentration of traffic over its network facilities allows for certain cost efficiencies of a national carrier. In addition, the Company believes that its local identity in the markets it serves provides an advantage in marketing its services and competing with long distance carriers based outside of the target regions. Management believes that the Company has developed the expertise in information systems necessary to meet the needs of its direct dial long distance customers. For instance, the Company provides an invoice indicating call detail in a form that assists customers in controlling and monitoring communications costs for various projects or departments.

     The Company employs digital switching equipment utilizing a network comprised largely of high quality fiber-optic circuitry to maximize communications quality. The Company believes that its use of a digital network is particularly advantageous in marketing both its voice and data transmission services. The Company also designs redundant and diverse routes to each major service area to ensure service availability.

     The communications industry is ever-changing, and the recently passed Telecommunications Act is expected to have a major impact on the industry's competitive environment. In essence, the RBOCs will be competing with long distance carriers for both domestic and international long distance customers. The Company believes it is prepared to meet this challenge by capitalizing on its experienced management team and sales force, personalized customer service, quality products and services and competitive pricing structures.

Strategy and Growth Opportunities
---------------------------------

     The Company's strategic focus in the direct dial long distance industry is to compete with AT&T, MCI and Sprint primarily on the basis of competitive pricing, while offering a comparable or higher level of service. Moreover, the Company intends to remain focused on small and medium-sized commercial customers and will continue its efforts to develop innovative and cost-efficient services that meet the needs of its customers. The Company intends to introduce new communications products, such as local service, Internet access, paging, frame relay/ISDN and cellular service, over the next 12 to 18 months. The introduction of the local service product provides the Company the largest opportunity for growth. The local services industry is estimated to be a $95 billion market. Each of the Company's existing 47,000 customer accounts is already utilizing this service from the local exchange carrier in each locality. The Company believes that it has the potential to capitalize on its relationship with existing customers to bundle the local product with its existing products and services. The bundling of these services with long distance service will enhance the Company's product offerings and provide new and existing customers with the integrated communication services they desire. To a lesser extent, the Company also continues to market to residential customers.

     The Company expects to look for opportunities to expand its long distance business, both by internal growth and through acquisitions. The primary focus of the Company's acquisition activities is to make additional acquisitions that will grow the Company's direct dial long distance business. The Company believes its operator services business affords it the opportunity to expand its direct dial long distance business on a more cost-effective basis than many of its competitors. By having a concentration of operator services call traffic in a particular geographic region, the Company can utilize any long distance facilities it installs or acquires to service a ready base of call traffic, thereby lowering the marginal transmission costs for any direct dial long distance traffic that the Company acquires or develops in that region. The Company believes this cost advantage not only improves the potential profitability of both the Company's operator services and direct dial long distance services business in such region, but also expands the number of companies that would be attractive acquisition candidates in that region.

     The Company continually evaluates business opportunities, including potential acquisitions. One or more of such acquisitions could result in a substantial change in the Company's operations and financial condition. The success of the Company's acquisition activities will depend upon, among other things, the availability of acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. While the Company has, from time to time, had discussions with communications companies, it has no agreements or pending negotiations with respect to any acquisition at the date of this report that would have a material impact on the Company's financial position or results of operations. There is no assurance that any acquisitions will be completed.

OPERATOR SERVICES

General
-------

     The Company provides operator assisted services for private pay telephones, hotels, motels, university dormitories and hospitals. The Company's operator services are accessed when calls requiring operator assistance and/or alternate billing options are placed from customer locations. Such services involve the use of live and automated operators to receive, validate and complete the calls. The Company processes collect, third-party, person-to-person and calling card calls and, generally, shares a percentage of call revenues with its customers.

     At March 31, 1997, the Company provided operator services to approximately 140,000 hotel, motel, hospital and dormitory rooms. In addition, at March 31, 1997, the Company had service contracts with private pay telephone owners covering approximately 66,000 pay telephones. The Company carried 5.8 million average monthly minutes of operator services traffic during the second quarter of fiscal 1997, as compared to 7.6 million, 8.3 million and 9.1 million average monthly minutes during the fourth quarters of fiscal 1996, 1995 and 1994, respectively. The Company's operator services revenues amounted to $26.6 million in the first six months of fiscal 1997 compared to $60.9 million, $59.6 million and $54.7 million in fiscal 1996, 1995 and 1994, respectively.

Industry Overview
-----------------

     Management believes that there are approximately 125 operator services providers competing within the long distance communications industry. AT&T continues to dominate the operator services market, supplying operator services for traffic originating from both the hospitality and pay telephone industries. Additionally, MCI and Sprint provide operator services and are considered by management to be major competitors. Excluding AT&T, MCI, Sprint, General Telephone Operating Companies ("GTE") and the RBOCs, management believes the Company is one of the five largest providers of operator services.

     Many operator services providers, including the Company, initially focused on the hospitality industry. More recently, as the private pay telephone industry has grown and taken market share from the public pay telephone market traditionally served by AT&T, many operator services providers gained increased market share by providing service to the owners of private and public pay telephones. Competition between the Company and other operator services providers is based upon commission programs, quality of service, reporting and customer service.

Sales and Marketing
-------------------

     The Company markets its operator services nationally through the combined effort of regional sales representatives based in Illinois, Texas, Florida and California and a network of agents. The Company's corporate sales force focuses on larger accounts, such as hotel management companies, multi-unit franchises, hospital chains, large private pay telephone companies and universities. The Company's agents market the Company's operator services on a nationwide basis and typically receive a commission based upon the volume of business generated. The Company also participates in various industry trade shows and promotes its operator services through advertisements in trade magazines. The Company customizes its communications services to provide, among other things, individualized reports and specialized call branding to customers.

Operations
----------

     The Company owns and operates its own operator center in San Antonio, Texas, which employed 226 operators and support staff at March 31, 1997. The Company provides live and automated operator services 24 hours per day, 365 days per year, and features multi-lingual operators versed in Spanish, French, German, Japanese and a variety of other languages. The Company maintains a sophisticated emergency call handling system that enables its operator to access police, fire and other emergency agencies within the jurisdiction of the telephone from which the call is placed. The Company utilizes its own transmission facilities when possible or contracts to use facilities of other long distance network providers as necessary.

     The Company switches the majority of its operator assisted calls at its four main switching centers. Many operator assisted calls are transmitted to the Company's switching centers via call processing equipment installed at customer locations or in customer pay telephone equipment. This call processing equipment is programmed to recognize calls requiring operator assistance and to access the Company's network by dialing the Company's access number, then passing the call record information to one of the switching centers. The Company validates the authorization code or telephone number to be billed and then completes the call, while recording the date, destination, duration and time of day for subsequent billing purposes. At March 31, 1997, the Company was authorized to complete international and interstate calls placed throughout the United States, as well as intrastate calls within 48 states.

Competitive Advantages
----------------------

     Management believes that the Company enjoys several competitive advantages over many others in the operator services industry. By virtue of the Company's large call volumes relative to many other operator services providers and the cost efficiencies it realizes by routing a large portion of its operator services traffic over its own facilities and maintaining its own operator center, the Company is able to provide high quality transmission on an efficient and economical basis. Additionally, because it is the source of commission payments to its operator services customers, the Company believes that its financial stability and history of timely payments allow it to compete effectively against many smaller, under-capitalized operator services providers. Moreover, the Company's flexible rate operations allow it to offer customized commission programs to its customers as compared to larger operator services providers.

     In 1994, the Company implemented a computerized bulletin board service called Stealth that allows its customers to access the system from remote locations and obtain customized and sophisticated reporting of calling patterns and volumes for each customer location or pay telephone. This advanced reporting system allows the Company's operator services customers to analyze their traffic on a daily basis and maximize telecommunications revenues by, for example, relocating underutilized telephones. The Company's detailed reporting also allows its customers to reconcile the accuracy or integrity of their commissions. The Company employs a skilled, professional staff of customer service employees and technicians, who provide service 24 hours per day, 365 days per year.

Strategy and Growth Opportunities
---------------------------------

     The Company has developed a strong presence in operator services throughout the United States. Through its direct sales force and agents and its participation in state, regional and national trade associations, the Company intends to pursue geographic expansion on a nationwide basis. The Company will continue to market its operator services business to both the private pay telephone and hospitality industries and present new products and services for these markets.

     The Company's existing relationship with operator service customers, who typically own or manage numerous private pay telephones or hotels, provides a unique opportunity for the Company. The Company will have the potential to provide local access to a large volume of phones lines, yet limited number of customers. These characteristics will allow the Company to quickly and efficiently enter the local services market in targeted areas.

LOCAL SERVICES

General
-------

     The Telecommunications Act provides for certain significant changes to the regulatory market structure of the domestic telecommunications industry. For example, competitive telecommunications providers such as the Company now are permitted to offer local telephone services in competition with the incumbent local exchange companies throughout most areas in each state. The Company, therefore, can offer local services either by reselling services over the network of the incumbent local exchange carrier or over its own network and facilities, or any combination of the two.

     The Company has entered into interconnection agreements with certain incumbent local exchange companies for the resale of local services. The Company intends to acquire local switches over which it may offer facilities-based local services, and anticipates delivery of these facilities beginning in July 1997. By combining resold and facilities-based local services into its retail product offering, the Company expects to expand its revenue per customer in certain geographic markets and expects to obtain new customers who cannot otherwise combine the provision of their local and long distance service under one carrier. Revenues from inception of local services in February 1997 through March 31, 1997 were $196,000.

     The Company currently provides local services on a resale basis to over 6,000 lines. The vast majority of these lines are pay telephone lines located in Southwestern Bell exchanges within the State of Texas. Through its interconnection agreement with Southwestern Bell, the Company receives a discount from the retail rate of this service and arranges to provide, bill and collect customer services to local accounts itself. The Company receives orders for service from its customers and interfaces with Southwestern Bell to fulfill those orders on its customers' behalf.

Industry Overview
-----------------

     The local telecommunications market is estimated to be a $95 billion industry. Prior to the Telecommunications Act, regulations prohibited competition in this industry, and, therefore, the geographic markets were exclusively controlled by the incumbent local exchange company. The introduction of competition in 1996 has yet to have any measurable effect on the overall market dominance of the collective incumbent local exchange carriers. These carriers' marketing practices traditionally have been driven by regulations rather than customer demand, and as a result the local services offered currently are not as diverse or competitively priced as direct dial long distance services today. Also, because prices for local services sometimes contain intrinsic built-in subsidies for other local exchange products, some services are priced well over their actual costs and, therefore, are highly vulnerable to competition in a competitive market.

     Entry into the local market by niche providers has been slow due to the tremendous amount of coordination and investment necessary. For example, a competitive local exchange company, such as the Company, needs to negotiate an interconnection agreement with an incumbent local exchange carrier and submit such agreement to the applicable state regulatory agency for approval. The competitive local exchange carrier also must obtain the appropriate license and/or certification from that state before it can offer local services. The competitive local exchange carrier and incumbent local exchange carrier then must coordinate their order entry/service delivery process and address related issues such as 911 services, city franchise requirements, rights-of-way permits, intraLATA toll transiting agreements and service and maintenance obligations. Once these issues are resolved, niche providers will have a unique opportunity to design local services that meet actual customer demand.

Sales and Marketing
-------------------

     Currently, the Company is offering local services in the geographic areas in which it can provide such services through its direct sales force, with emphasis on the Company's existing customer base. To date, the Company has relied upon its traditional marketing channels - radio and television advertisement as well as billboard and print ad campaigns in geographically concentrated markets - to market and sell local services.

Operations
----------

     To date, the Company has been a reseller of local telephone services, which have been carried and completed by the incumbent local exchange carrier. The incumbent local exchange carrier applies the contractual discount to the monthly retail rate and renders the Company a consolidated bill/statement.

Competitive Advantages
----------------------

     To the extent the Company can provide the necessary billing, customer service and back-office support for local services for less cost per line than the contractual wholesale discount, the Company can offer its customer a lower rate for the same service than the incumbent local exchange carrier. The Company also believes that its optional billing methods (i.e., bulletin board service), its customer service, and its ability to combine an invoice for local and long distance services on a single bill from a single source serve as competitive advantages. These advantages are even greater in geographical areas where similarly situated carriers have not yet entered the local market.

Strategy and Growth Opportunities
---------------------------------

     The Company will continue to pursue interconnection agreements, regulatory authority and technical functionality to carry, sell and provide local telephone services. The Company intends to offer local services to its existing customers as each of the foregoing criteria are met on a geographic basis and anticipates attracting new customers for both its local and long distance products due to the Company's ability to serve as those customers' single source for communications services. The Company plans to offer resale local services in each market prior to purchasing its own local switching facilities in order to ensure that adequate revenue producing traffic exists to offset the initial cost of such installation.

                         USE OF PROCEEDS

     The Shares being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling
Stockholders. See "Selling Stockholders."

                            DILUTION

     The net tangible book value of the Company at March 31, 1997 was $49.4 million, or $3.19 per share. "Net tangible book value per share" is equal to the Company's total tangible assets less total liabilities (excluding deferred income taxes), divided by the number of shares of Common Stock outstanding. Based on an assumed public offering price of $16.75 (the closing price of the Common Stock on the Nasdaq National Market on July 14, 1997), new investors purchasing shares at the public offering price would experience an immediate dilution of $13.56 in net tangible book value per share.

     The following table illustrates the per-share dilution at March 31, 1997:

     Assumed public offering price           $  16.75
     Net tangible book value                 $   3.19
     Assumed dilution to new
         investors in the offering           $  13.56

                      SELLING STOCKHOLDERS

     The following table sets forth the name of each of the Selling Stockholders and the number of shares that may be offered by each. The number of Shares that may be actually sold by the Selling Stockholders will be determined by each Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each Selling Stockholder may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by any Selling Stockholder upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of July 14, 1997, concerning the beneficial ownership of the Shares of each Selling Stockholder. All information as to beneficial ownership has been furnished by each of the Selling Stockholders.


                                                          Shares of
                                                         Common Stock
                                                       Stock Offered in      Shares
                                                         the Offering      Previously
                              Shares of Common Stock   (Including Shares     Sold in      Shares of Common Stock
                              Owned Before Offering    Previously Sold)    the Offering   Owned After Offering(1)
                              ----------------------   -----------------   ------------   -----------------------
Name of Selling Stockholder     Number       Percent        Number            Number        Number        Percent
--------------------------    ----------     -------   -----------------   ------------   ----------     --------
Parris H. Holmes, Jr.         290,000(2)       1.5         80,000(3)          55,000      210,000(2)         *
Neil J. Gaeta                  25,500           *          22,500(4)               0        3,000            *
Jason P. Judge                 22,500           *          22,500(4)               0            0            0
Louis A. Gaeta, Jr.            16,500           *          16,500(4)               0            0            0
Mathew B. Sellers              21,500(5)        *          16,500(4)               0        5,000(5)         *
Jack W. Nicklaus                8,250           *           8,250(4)               0            0            0
Gary T. Nicklaus                8,250           *           8,250(4)               0            0            0
Burton W. Lewis                 5,500           *           5,500(4)               0            0            0
Communications Central, Inc.  125,000(6)        *         125,000(6)          62,500            0            0
Ronald I. McDougall            33,334(7)        *          33,334(7)               0            0            0
John W. Savery                 33,333(8)        *          33,333(8)               0            0            0
Neil T. Ingram                 33,333(9)        *          33,333(9)               0            0            0
Frederick E. Trust            138,133(10)       *         138,133(10)              0            0            0


____________
*    Represents less than 1%.

(1)  Assumes all shares of Common Stock offered hereby are sold.
(2) Includes 75,000 shares with respect to which Mr. Holmes has sold a call option.
(3) Parris H. Holmes, Jr. was Chairman of the Board of the Company from September 1986 until June 1997. Mr. Holmes served as
     Chief Executive Officer of the Company from September 1986 until August 1996, when he resigned as Chief Executive Officer to become Chairman of the Board and Chief Executive Officer of Billing. Mr. Holmes resigned as Chairman of the Board on June
     2, 1997, and in connection therewith received $875,000 in cash and a grant of 25,000 shares of the Common Stock.
(4) On January 21, 1997, the Company consummated the acquisition of Omni Communications, Inc., a direct dial long distance telephone company ("Omni") headquartered in Palm Beach
     Gardens, Florida and owned by Neil J. Gaeta (22.5%), Jason P.
     Judge (22.5%), Louis A. Gaeta, Jr. (16.5%), Mathew B. Sellers
     (16.5%), Jack W. Nicklaus (8.25%), Gary T. Nicklaus (8.25%) and Burton W. Lewis (5.5%). Omni had revenues of approximately $1.2 million for the year ended December 31, 1996, and at December 31, 1996, served approximately 540 direct dial long distance customers. In connection with the acquisition, Omni merged with and into a wholly owned subsidiary of the Company, with the Omni shareholders receiving an aggregate of 100,000 shares of the Company's
     Common Stock, 4,500 of which were deposited in an escrow account to satisfy certain post-closing obligations of Omni.
     The Company granted certain registration rights to the persons receiving its Common Stock in the acquisition, and pursuant thereto, has registered for sale in the offering made hereby
     100,000 shares of Common Stock. The costs of this registration (other than brokerage commissions and other similar expenses) will be paid by the Company. The Company caused a subsidiary to enter into one-year employment agreements with each of Jason P. Judge and Neil J. Gaeta, with annual salaries of $75,000 and $50,000, respectively, in addition to any sales commissions and/or bonuses that each may receive. These agreements automatically renew on their respective anniversary dates unless notice of termination is given. In connection with their employment, the Company granted to Messrs. Judge and Gaeta options to purchase 15,000 and 12,500 shares of Common Stock, respectively. Mr. Judge's options vest as to 4,167, 4,167 and 4,166 shares on each of the first three anniversaries of the acquisition of Omni commencing on the first anniversary, January 21, 1998, with 2,500 shares of the last portion to vest earlier if Mr. Judge is required to relocate his residence. Mr. Gaeta's options vest as to one-third on each anniversary date of the acquisition of Omni commencing January 21, 1998.
(5)  Includes 1,000 shares owned by Mr. Sellers' wife, Marilyn F.
     Witt.

                              -16-


(6) Constitutes shares issued or issuable upon the exercise of warrants granted pursuant to a telecommunications service agreement with Communications Central, Inc. Includes
     62,500 shares that may be acquired under such warrants beginning January 15, 1998.
(7) Constitutes shares issued or issuable upon the exercise of warrants granted pursuant to a telecommunications service agreement with Paytel Northwest, Inc., of which Mr. McDougall was a principal stockholder. Includes 16,667 shares acquired under such warrants on June 13, 1997 and 16,667 shares that may be acquired thereunder beginning January 15, 1998.
(8) Constitutes shares issued or issuable upon the exercise of warrants granted pursuant to a telecommunications service agreement with Paytel Northwest, Inc., of which Mr. Savery was a principal stockholder. Includes 16,667 shares acquired under such warrants on June 13, 1997 and 16,666 shares that may be acquired thereunder beginning January 15, 1998.
(9) Constitutes shares issued or issuable upon the exercise of warrants granted pursuant to a telecommunications service agreement with Paytel Northwest, Inc., of which Mr. Ingram was a principal stockholder. Includes 16,667 shares acquired under such warrants on June 13, 1997 and 16,666 shares that may be acquired under such warrants beginning January 15, 1998.
(10) On May 30, 1997, the Company consummated the acquisition of
     TransAmerica Communications, Inc., a direct dial long distance telephone company ("TransAmerica") headquartered in Boca
     Raton, Florida and wholly owned by Frederick E. Trust.
     TransAmerica had revenues of approximately $1.95 million for the year ended December 31, 1996, and at May 30, 1997 served approximately 720 direct dial long distance customers. In connection with the acquisition, TransAmerica merged with and into a wholly owned subsidiary of the Company, with Mr. Trust receiving an aggregate of 138,133 shares of the Company's
     Common Stock, 10,000 of which were deposited in an escrow account to satisfy certain post-closing obligations. The
     Company granted certain registration rights to Mr. Trust and pursuant thereto has registered for sale in the offering made hereby 138,133 shares of Common Stock. The costs of this registration (other than brokerage commissions and other similar expenses) will be paid by the Company. Mr. Trust has agreed not to sell 69,066 of his shares until after November
     30, 1997. The Company caused a subsidiary to enter into a six-month consulting agreement with Mr. Trust, the former president and director of TransAmerica, which agreement provides for a monthly consulting fee of $8,000



                      PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be sold from time to time to purchasers directly by each Selling Stockholder. Alternatively, each Selling Stockholder may sell its Shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in privately negotiated transactions or otherwise, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through broker-dealers acting as brokers or agents on behalf of each Selling Stockholder or to broker-dealers acting as principals for resale by such dealers; and in connection with such sales, such broker-dealers may receive compensation in the form of commissions, discounts or fees from each Selling Stockholder and/or the purchasers of such Shares for whom they may act as broker or agent. However, neither the Company nor either of the Selling Shareholders has entered into any arrangements or underwriting agreements with any broker-dealer or agent relative to the Shares to be offered hereby. It is anticipated that each Selling Stockholder will offer all of the Shares held by it for sale. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by each Selling Stockholder will be borne by such Selling Stockholder.

     At the time a particular offer of Shares is made, if and to the extent required, a supplement to this Prospectus (the "Prospectus Supplement") will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from each Selling Stockholder, any commissions, discounts and other items constituting compensation from each Selling Stockholder and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     Each Selling Stockholder and any dealer acting in connection with the offering of any of the Shares or any broker executing or selling orders on behalf of that Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, discounts or concessions received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. Each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by such Selling Stockholder.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                  DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock
----------------------------------------

     The authorized capital stock of the Company currently consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), which is subject to designation and issuance by the Board in the future. On July 14, 1997, there were 16,038,427 shares of Common Stock outstanding and held of record by approximately 628 stockholders. There are currently no outstanding shares of Preferred Stock. At July 14, 1997, there were a total of 2,979,993 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options under the Company's employee stock option plan, director options under the option plan for non-employee directors, compensation contract options and outstanding warrants.

     The following descriptions of capital stock are qualified in all respects by reference to the Company's Restated Certificate of Incorporation.

Common Stock
------------

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board from funds legally available therefor. Each share of Common Stock entitles the holder thereof to one vote upon matters voted upon by the stockholders.
Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of each class of the Board. Except as otherwise required by applicable Delaware law, a majority vote is sufficient for any action that requires the vote or concurrence of stockholders, except that a plurality vote is sufficient to elect directors.

     The holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights or privileges. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. All shares of Common Stock now outstanding are, and the Shares of Common Stock to be sold by the Selling Stockholders hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock
---------------

     The Preferred Stock may be issued from time to time by the Board in one or more series, without further stockholder approval or action, with such designations, powers, limitations, restrictions, qualifications, rights, preferences and privileges as the Board may determine.

Transfer Agent
--------------

     The transfer agent and registrar for the Common Stock is Montreal Trust Company of Canada, Vancouver, B.C., Canada.

Indemnification
---------------

     The Company's Certificate provides that the Company shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which the Company was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, attorneys' fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duties. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, amendment, vote of stockholders or otherwise.

     Additionally, the Company shall, to the extent required, and may, to the extent permitted, by Section 145 of the Delaware General Corporation Law ("DGCL"), as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in Section 145(e) of the DGCL. The indemnification provided for in the Certificate is not exclusive of any other rights to which those entitled to receive indemnification or reimbursement thereunder may be entitled.

Limitation of Liability
-----------------------

     Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Company adopted an amendment to its Certificate at the 1993 Annual Meeting of Stockholders limiting the personal liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. As a result, a director of the Company may not be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) any transaction from which the director derived an improper personal benefit.

     The adoption of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. However, the adoption of this provision, together with the provision described above that requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

                          LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Arter & Hadden, Dallas, Texas.

=============================      ==============================
No  dealer,  salesperson  or
any  other  person  has been
authorized   to   give   any
information  or to  make any
representations  other  than                543,133 SHARES
those  contained  in    this
Prospectus   in   connection
with  the offer made by this
Prospectus, and, if given or
made,  such  information  or           U.S. LONG DISTANCE CORP.
representations must not  be
relied  upon as having  been
authorized  by the  Company,
the Selling Stockholders  or
any   other   person.   This                 COMMON STOCK
Prospectus     does      not
constitute an offer to  sell
or  the solicitation of  any
offer  to  buy any  security
other  than  the  Shares  of
Common Stock offered by this
Prospectus,  nor   does   it
constitute an offer to  sell
or  a  solicitation  of  any
offer  to buy the Shares  of
Common  Stock by  anyone  in
any  jurisdiction  in  which
such  offer  or solicitation
is  not  authorized,  or  in
which the person making such
offer or solicitation is not
qualified  to do so,  or  to
any  person  to whom  it  is
unlawful to make such  offer
or solicitation. Neither the
delivery  of this Prospectus
nor  any sale made hereunder
shall,       under       any
circumstances,  create   any
implication that information
contained herein is  correct
as of any time subsequent to
the date hereof.
                                          ---------------
       ------------                          PROSPECTUS
                                          ---------------


      TABLE OF CONTENTS

                           Page

Available Information       2
Incorporation of
  Certain Documents
  by Reference              2
Prospectus Summary          3
Risk Factors                5
Disclosure Regarding                       ________, 1997
  Forward-Looking
  Statement                 7
The Company                 8
Use of Proceeds            15
Dilution                   15
Selling Stockholders       15
Plan of Distribution       17
Description of Capital
  Stock                    18
Legal Matters              20
=============================      ==============================

                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee                                   $   828.02
NASD filing fee                                          4,762.66
Accounting fees and expenses                             2,000.00*
Legal fees and expenses (not including Blue Sky)         5,000.00*
Printing and engraving expenses                            500.00*
Registrar and transfer agent's fees                        400.00*
Blue Sky fees and expenses (including counsel fees)      1,000.00*
Miscellaneous expenses                                   1,000.00*
                                                       ----------
     Total                                             $15,490.68*
                                                       ==========
______________
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The section of the Prospectus entitled "Description of Capital Stock--Limitation of Liability" is incorporated herein by reference.

     Section 145 of the Delaware General Corporation Law provides broad authority for indemnification of officers and directors.
Article 10 of the Restated Certificate of Incorporation of the Registrant provides for the indemnification of its officers and directors to the extent permitted by such Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant maintains directors' and officers' liability insurance that covers the directors and officers of the Registrant with policy limits of $10,000,000.

ITEM 16. EXHIBITS.

     (a) Exhibits

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report or registration statement, such report or registration statement is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

Exhibit No.    Description
-----------    -----------

5.1 Opinion of Arter & Hadden (including the consent of such firm) as to the validity of securities being offered (filed herewith)

23.1 Consent of Arter & Hadden (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2           Consent of Arthur Andersen LLP (filed herewith)

24.1           Power of Attorney (included on Signature Page,
               II-5, hereto)

ITEM 17. UNDERTAKINGS.

     (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Company's Restated Certificate of Incorporation, Bylaws, both as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i) Rule 430A. The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 17th day of July, 1997.

                              U.S. LONG DISTANCE CORP.

                              By:  /s/ Larry M. James
                                   -------------------------------
                                   Larry M. James, Chairman of the
                                   Board, Chief Executive Officer
                                   and President

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of U.S. LONG DISTANCE CORP., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint LARRY M. JAMES, W. AUDIE LONG and PHILLIP J. STORIN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 17th day of July, 1997, by the following persons in the capacities indicated:

Signatures                    Title
----------                    -----

/s/ Larry M. James            Chairman of the Board of Directors,
--------------------          Chief Executive Officer, President
Larry M. James                and Director (Principal Executive
                              Officer)

/s/ Phillip J. Storin         Senior Vice President, Chief
---------------------         Financial Officer and Corporate
Phillip J. Storin             Treasurer (Principal Financial and
                              Accounting Officer)

/s/ Charles E. Amato          Director
---------------------
Charles E. Amato

/s/ Gary D. Becker            Director
---------------------
Gary D. Becker

/s/ F. Gardner Parker         Director
---------------------
F. Gardner Parker

                              Director
---------------------
L. Lowry Mays

                        INDEX TO EXHIBITS

Exhibit No.              Description
-----------              -----------


5.1 Opinion of Arter & Hadden (including the consent of such firm) as to the legality of securities being offered (filed herewith)

23.1                     Consent of Arter & Hadden (included as
                         part of its opinion filed as Exhibit 5.1 hereto)

23.2                     Consent of Arthur Andersen LLP (filed
                         herewith)

24.1                     Power of Attorney (included on Signature
                         Page, II-5 hereto)